Exhibit 99.1

Imperial and e-Biofuels Extend Closing

Evansville, IN, …. March 26, 2010 (Symbol ….IPMN) Imperial Petroleum, Inc. announced that it has mutually extended the closing of its acquisition of e-Biofuels, LLC, of Middletown, IN. The new closing is slated for April 30, 2010 to allow more time to complete due diligence and funding commitments.

“Our original closing date of March 31, 2010 was slightly aggressive for an acquisition of this size and we simply need a little more time to complete all the paperwork, including the final funding commitment from our lender,” indicated Jeffrey T. Wilson, President of Imperial. “We’re very excited about completing this acquisition and implementing our plans to expand the e-biofuels’ plant capacity to 25 million gallons per year which in an increase of almost 60 percent and introducing our new renewable biofuels products in the near future. In 2009 e-Biofuels, LLC had revenue of approximately $20,000.00.”

Imperial is an oil and natural gas exploration and production company headquartered in Evansville, Indiana.

This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes that the expectations in such statements are reasonable, there can be no assurance that such expectations will prove to be correct.

CONTACT: Imperial Petroleum, Inc.

Jeffrey T. Wilson, CEO, Phone 812-867-1433, Fax 812-867-1678

email: jtwilsonx1@aol.com